Exhibit 10.1
January 5, 2009
Mr. Hank Skorny
6809 E. Mercer Way
Mercer Island, WA 98040
USA
Dear Hank,
As you know, I am extremely pleased to offer you employment at RealNetworks, Inc. (Real) as Senior Strategic Advisor, reporting to Rob Glaser, Chairman and CEO. Your responsibilities will be as directed by Real. Your primary initial assignment will be focused on developing a strategy for digital lockers for RealNetworks and to work with the relevant product teams at Real to put together a product and business plan. You will also participate in analyzing and reviewing other product and new business strategies at Real.
This offer is for a full-time, exempt, regular position with Real. You will be paid a monthly salary, which is equivalent on an annualized basis to $330,000 (subject to normal withholdings), payable semi-monthly in accordance with our normal payroll procedures. You are eligible to earn an annual bonus of up to 45% of your base salary. As such, you are eligible to earn $148,500 based on meeting MBO target goals, for an annual target total compensation of $478,500 if you succed in meeting your MBO target goals.
You will also earn equity in Real under the terms of Real’s 2005 Stock Incentive Plan. Subject to and effective upon the commencement of your employment, you will receive a grant of stock options for the purchase of 300,000 shares of Real Common Stock, which will begin vesting on the first day of your employment, and will be subject to all other provisions contained in the Plan. Your stock options will be granted by the Compensation Committee of Real’s Board of Directors effective upon the first day of your employment or as soon as practicable thereafter (the “Grant Date”). The exercise price of the stock options granted to you shall be equal to the fair market value of Real’s Common Stock on the Grant Date. Fair market value shall equal the last sales price for shares of Real’s Common Stock on the Grant Date as reported by the NASDAQ National Market. Please be aware that unvested stock is forfeited upon termination of employment.
A signing bonus of $100,000 will be paid to you within 30 days of the commencement of your employment with Real. This is taxable income. In the event that your employment with Real is terminated for cause or you resign within twelve (12) months of the date of the payments, you must return to Real the full amount of the payment. In the event that your employment with Real is terminated for cause or you resign between twelve and twenty-four months of the date of the payment, you must return to Real 50% of the payment (i.e., $50,000). By signing below, you agree to reimburse Real in full prior to your termination

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date, and in the event that you have not done so, you agree that Real may deduct the balance due from your final paycheck as well as pursuing additional recourse if needed.
We also agree to review your job title within six (6) months. Based on the progress of the lockers project, it is our hope that your role will evolve into a leadership job with management responsibilities that warrant a Senior Vice President job title.
You agree that you will provide Real (3) months notice prior to terminating your employment. After receipt of such notice Real may, at its election, direct you to continue your work for Real for any period up to three (3) months from the date of such notice, at your then-current base salary. In consideration for fulfilling the foregoing notice provision, Real will pay you a severance payment equal to three (3) months of your then-current base salary at the conclusion of your employment with Real.
In the event that Real terminates your employment without cause, Real may require you to stay for up to three (3) months to transition your responsibilities. After this transition period, in consideration for fulfilling the foregoing transition requirement, Real will pay you a severance of three (3) months of your then-current base salary upon the termination of your employment.
It is our policy that employees are not to use or disclose confidential information or trade secrets obtained from any source or during any prior employment. Real requires employees to abide by all contractual and legal obligations they may have to prior employers or others, such as limits on disclosure of information, or competition. You must inform us if you are subject to any such obligations. Violation of this requirement may result in termination of your employment with Real. By signing this letter, you further agree that you will not bring any confidential documents of another, and will in all ways abide by these requirements.
It is also our policy that employees not engage in activities or investments that may conflict with Real’s business interests. I understand that you may be involved in other existing investments or Board/Advisory positions or consulting activities with other companies. Real requires you to identify those activities and companies for our records, and to update this list from time to time as applicable and to seek prior approval for any new activities that might conflict with Real’s business interests. As we have discussed, your participation as an advisory board member of Enterprise Ireland, the Irish Development Agency, Board of Directors of Mangospring Inc. and as the non-executive chairman of ZipWhip Inc. are acceptable, as long as you recuse yourself from any business negotiations between Real, Mangospring and ZipWhip, Inc. or potential competitors. Other than these activities, you agree to wind down any active involvement in other commercial activities within 30 days of your start date.
Our employment relationship will be terminable “at will”, which means that either you or Real may terminate your employment at any time and for any reason or no reason, without further obligation or liability.

This offer is contingent on: (i) your providing evidence of employability as required by federal law (which includes providing Real within 3 days after your employment commences with acceptable evidence of your identity and US employment eligibility), (ii) us receiving acceptable results from any background check or reference check, and (iii) you signing Real’s Development, Confidentiality and Non-competition Agreement, attached hereto. Please call us if you have questions about this offer letter. This letter may not be modified except in a writing signed by both you and Real.
REAL PROVIDES EQUAL OPPORTUNITY IN EMPLOYMENT AND WILL ADMINISTER ITS POLICIES WITH REGARD TO RECRUITMENT, TRAINING, PROMOTION, TRANSFER, DEMOTION, LAYOFF, TERMINATION, COMPENSATION AND BENEFITS WITHOUT REGARD TO RACE, RELIGION, COLOR, NATIONAL ORIGIN, CITIZENSHIP, MARITAL STATUS, SEX, SEXUAL ORIENTATION, AGE, DISABILITY OR STATUS AS A DISABLED VETERAN OR VETERAN OF THE VIETNAM ERA OR ANY OTHER CHARACTERISTIC OR STATUS PROTECTED BY APPLICABLE LAW.
We are excited about the prospect of you joining RealNetworks, Inc. and look forward to working with you.
This offer is valid until Friday, January 5, 2009, and your start date will be Monday, January 12, 2009.
Sincerely,

/s/ Sid Ferrales
Sid Ferrales SVP Human Resources RealNetworks, Inc.
I have read and agree to the terms of employment contained in this offer letter and the attached Development, Confidentiality and Non-competition Agreement, which represent a full, complete and fair statement of the offer of employment made to me by RealNetworks, Inc.

Hank Skorny:	/s/ Hank Skorny
Date: January 6, 2009

REALNETWORKS, INC.
NON-DISCLOSURE AGREEMENT
This RealNetworks, Inc. Non-Disclosure Agreement (“Agreement”), effective as of the last date signed below, establishes the terms and conditions which will apply when one of us (“Discloser”) discloses confidential or proprietary information (“Confidential Information”) to the other (“Recipient”) under this Agreement. Any reference to RealNetworks in the Agreement or any associated Supplements include RealNetworks, Inc.’s wholly owned subsidiaries.
1. Associated Contract Documents: Each time one of the parties wishes to disclose specfic Confidential Informatino to the other, the Discloser will issue a Supplement to this Agreement (“Supplement”) before disclosure. The Supplement will identify: (a) which party is disclosing; (b) the Initial and Final Disclosure Dates (the dates between which the disclosures are occurring). If only one date is provided on the Supplement, such date will be deemed both the Initial and Final Disclosure Dates; (c) Points of Contact for each party; (d) a non-confidential description of the specfici Confidential Information to be disclosed; and (e) a specific Purpose for Disclosure. The Recipient indicates acceptance of Confidential Information under the terms of this Agreement by participating in the disclosure described in the Supplement(s).
2. Disclosure and Marking: The Discloser’s and Recipient’s Points of Contact will coordinate and control the disclosure. Confidential Information will be disclosed either: (a) in writing; (b) by delivery of items; (c) by initiation of access to Confidential Information, such as may be contained in a database; or (d) by oral or visual presentation. Confidential Information shall be clearly marked with “Confidential,” “Proprietary,” or another restrictive legend of the Discloser. If Confidential Information is not marked with such legend or is disclosed orally or by demonstration, the Confidential Information must be identified as confidential at the time of disclosure. If such oral disclosure is not already described in a Supplement, the Discloser shall provide the Recipient with a written summary within a reasonable time following disclosure.
3. Confidentiality Obligations: For three (3) years after the Initial Date of Disclosure, the Recipient will: (a) keep the Confidential Information in confidence, in the same manner as the Recipient maintains its own Confidential Information, and in no event keep the Confidential Information with less than a reasonable degree of care; (b) use the Discloser’s Confidential Information only for the State Purpose (see corresponding Supplement) for which it was disclosed or otherwise for the benefit of the Discloser; (c) limit the disclosure of all Confidential Information received under this Agreement to employees and contractors having a need-to-know, provided that each are under wrtitten confidentiality obligations similar to those contained herein; (d) make no copies of the Confidential Information, in whole or in part, except for a reasonable number of coipes necessary for the purposes described in this Agreement. All copies shall reproduce, without modificationi, any and all proprietary markings and other legends contained thereon; and (e) at any time upon the Discloser’s written request return to Discloser or destroy all written copies of Confidential Information and portions thereof, and certify such return or destruction, except that one copy of the Confidential Information may be retained by the Recipient solely for archival purposes. Recipient may not otherwise disclose the Confidential Information without the Discloser’s prior written consent. The Recipient may disclose Confidential Information to the extent required by law, provided the Recipient give the Discloser prompt notice to allow the Discloser a reasonable opportunity to obtain a protective order.
4. Exceptions: The restrictions on use and disclosure of Confidential Information as set forth herein shall not apply to information that is: (a) already in Recipient’s possession without obligation of confidentiality; (b) independently developed by the Recipient without reference to the Discloser’s Confidential Information, as demonstrated by competent evidence; (c) obtained from a source other than the Discloser without obligation of confidentiality; (d) publicly available when received, or thereafter becomes publicly available through no fault of the Recipient; or (e) disclosed by the Discloser to another party without obligation of confidentiality.
5. Residual Information: The Recipient shall be free to use for any purpose the Residuals resulting from access to or work with such Confidential Information, provided that the Recipient shall maintain the confidentiality of the Confidential Information in accordance with this Agreement. The term “Residuals” means information in non-tangible form, which may be unintentionally retained in memory by persons who have had access to the Confidential Information, including ideas, concepts, know-how or techniques contained therein.
6. Disclaimers: The Discloser will not be liable for any damages arising out of the Recipient’s use of Discloser’s Confidential Information disclosed hereunder. Neither this Agreement nor any disclosure of Confidential Information hereunder grants the Recipient any right or license under any trademark, copyright, or patent, now or in the future, owned or controlled by the Discloser. Disclosure of Confidential Information containing business plans is for evaluation purposes only. Receipt of Confidential Information pursuant to this Agreement will not preclude, or in any way limit, the Recipient from: (a) providing to others products or services which may be competitive with products or services of the Discloser; (b) providing products or services to others who compete with the Discloser; or (c) assigning its employees in any way it may choose. THE DISCLOSER PROVIDES CONFIDENTIAL INFORMATION SOLELY ON AN “AS IS” BASIS, WITHOUT WARRANTY OF ANY KIND.
7. General: This Agreement does not require either party to disclose or to receive Confidentila Information; nor does it obligate eithr party to perform any work, enter into any license, business engagement, or other agreement. Neither party may assign, or otherwise transfer, its rights or delegate its duties or obligations under this Agreement without prior written consent of the other party. Any attempt to do so is void. The Recipient must comply with all applicable United States and foreign export laws and regulations. All amendments must be in writing and must be signed by authorized representatives of both parties. No waiver of any terms or conditions of this Agreement shall be deemed a waiver of the remaining terms or conditions. In the event of a breach of this Agreement by either party, the non-breaching party shall be entitled to seek equitable relief, in addition to any other remedies which may be available. Either party may terminate this Agreement upon thirty (30) days written notice to the other. Any provisions which by their nature extend beyond its termination remain in effect until fulfilled, and apply to respective successors and assignees. The laws of the State of Washington govern this Agreement. This Agreement and its Supplements are the complete and exclusive agreement regarding our disclosures of Confidential Information, and replace any prior written or oral communications between us. Once signed, any reporoduction of this Agreement made by reliable means (for example, photocopy or facsimile) is considered an original.
INTENDING TO BE LEGALLY BOUND and signed by their duly authorized representatives,
RealNetworks,Inc.
2601 Elliott Avenue, Suite 1000
Seattle, WA 98121

Signature:	/s/ Sid Ferrales
	Name:	Sid Ferrales
	Title:	Senior Vice President, Human Resources
Date: January 14, 2009
Recipient: Henry Skorny
Address: 6809 E. Mercer Way
                Mercer Island, WA 98040

Signature:	/s/ Henry Skorny
	Name:	Henry Skorny
Title:

Date: January 6, 2009